                              CREDIT AGREEMENT

          THIS CREDIT AGREEMENT is made as of the 14th day of July, 1997, and is by and among COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation with offices located in Fargo, North Dakota (the "Borrower"), HARRIS TRUST AND SAVINGS BANK ("Harris"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("B of A"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION ("Norwest"; Harris, B of A and Norwest each referred to herein as a "Bank" and collectively as "Banks"), and Norwest as agent for the Banks (in such capacity, the "Agent").

                                  RECITALS:

     WHEREAS, the Borrower has requested the Banks (i) to establish a revolving line of credit for the benefit of the Borrower in the amount of $25,000,000.00, and (ii) to make a non-revolving term loan to the Borrower in the amount of $30,000,000.00;

     WHEREAS, the Banks are willing to grant said requests, subject to the provisions of this Credit Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties agree as follows:

     SECTION 1  DEFINITIONS

     In addition to those terms defined in the above Recitals, as used herein:

1.1  "Advance" shall mean an advance of funds under the Credit.

1.2 "Agreement" shall mean this Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter.

1.3  "Bank Group" shall mean the Borrower and the Subsidiary Banks.

1.4 "Base Rate" shall mean the "base" or "prime" rate of interest established by Norwest as in effect and announced from time to time.

1.5 "Base Rate Borrowing" shall mean those Advances, and those portions of the Term Loan, bearing interest at all times at a variable rate determined by reference to the Base Rate.

1.6 "Borrowed Money" shall mean funds obtained by incurring contractual indebtedness, but shall not include money borrowed from any Bank.

1.7 "Business Day" shall mean (i) for all purposes other than those described in the following clause (ii), any day on which the Agent is open for transacting substantially all of its commercial business, and (ii) with respect to all notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Borrowings, any Business Day described in preceding clause (i) on which trading by and between banks in United States Dollar deposits in the London Interbank Eurodollar market is transacted.

1.8 "Closing Date" shall mean the date on which this Agreement is fully executed and delivered to the Agent.

1.9 "Core Capital" shall mean the sum of the consolidated total equity of the Bank Group plus capital and trust preferred securities.

1.10 "Credit" shall mean a revolving line of credit established by the Banks for the benefit of the Borrower in the aggregate amount of $25,000,000.00.

1.11  "Credit Expiration Date" shall mean July 13, 1998.

1.12 "Credit Percentages" shall mean, relative to any Bank, the percentages identified as such set forth opposite the signature block for such Bank on the last page of this Agreement.

1.13 "Current Notes" shall mean the promissory notes of the Borrower substantially in the form of attached Exhibits A-1, A-2 and A-3, evidencing Advances under the Credit.

1.14 "Eurodollar Borrowing" shall mean those Advances, and those portions of the Term Loan, bearing interest at all times during the relevant Interest Period, at a fixed rate determined by reference to the Eurodollar Rate.

1.15 "Eurodollar Rate" shall mean, with respect to any Interest Period for any Eurodollar Borrowing, the rate per annum (rounded up to the nearest one-sixteenth of one percent) equal to the offered quotation to the Agent in the London Interbank Eurodollar market for United States Dollar deposits for delivery on the first day of such Interest Period, for the number of days in such Interest Period, and in an amount comparable to the principal amount of the related Eurodollar Borrowing to be outstanding during such Interest Period, determined as of approximately 12:00 Noon, Minneapolis time, two Business Days before the beginning of such Interest Period.

1.16 "Events of Default" shall mean any and all events of default described in Section 8 hereof.

1.17 "Existing Harris Note" shall mean that certain Promissory Note dated May 11, 1995 made by the Borrower in the face amount of $10,000,000.00 payable to Harris.

1.18 "Existing Norwest Term Note" shall mean that certain Promissory Note dated January 2, 1997 made by the Borrower in the face amount of $23,000,000.00 payable to Norwest.

1.19 "Federal Funds Borrowing" shall mean those Advances, and those portions of the Term Loan, bearing interest at all times at a variable rate determined by reference to the Federal Funds Rate.

1.20 "Federal Funds Rate" shall mean the overnight market rate quoted to the Agent at approximately 12:00 Noon, Minneapolis time, each Business Day by dealers in the Federal

Funds market for the offering of dollars to the Agent for deposit, as such rate may increase or decrease from time to time.

1.21 "GAAP" shall mean Generally Accepted Accounting Principles applied on a basis consistent with those reflected in the financial statements referred to in Section 5.8 hereof.

1.22  "Interest Payment Date" shall mean (i) as to any Eurodollar
Borrowing in respect of which an Interest Period of one, two or three months has been selected, the last day of such Interest Period, and (ii) as to any Eurodollar Borrowing in respect of which an Interest Period of six months has been selected, the last day of the first three month period falling within such Interest Period and the last day of such Interest Period.

1.23  "Interest Period" means, with respect to any Eurodollar Borrowing,
(a) initially, the period commencing on, as the case may be, the date on which such Eurodollar Borrowing is made or the date on which such Eurodollar Borrowing results from the conversion of a Base Rate Borrowing or a Federal Funds Borrowing, and ending one, two, three or six months thereafter, as selected in a notice of borrowing, continuance or conversion as provided in Sections 2.1, 2.3, 2.4 or 3.3 hereof, and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending one, two, three or six months thereafter, as selected by irrevocable notice to the Agent (which notice must be received by the Agent before 12:00 Noon, Minneapolis time, three Business Days before the last day of the then current Interest Period with respect to such Eurodollar Borrowing); provided however, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day, (ii) the Borrower may not select an Interest Period that would otherwise extend beyond the Credit Expiration Date (with respect to the Credit), or the Term Loan Maturity Date (with respect to the Term Loan), (iii) if no notice is given with respect to selection on an Interest Period as provided above, the affected Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period then in effect, and (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

1.24  "Key Bank/Wyoming" shall mean Key Bank National Association
(Wyoming).

1.25 "Majority Banks" shall mean any group of Banks which, in the aggregate, has commitments of 66.67% or more of the aggregate amount of the Credit and the Term Loan.

1.26 "Old Harris Loan Agreement" shall mean that certain letter loan agreement dated May 11, 1995 (as amended) made between the Borrower and Harris.

1.27 "Old Norwest Loan Agreement" shall mean that certain letter loan agreement dated May 11, 1995 (as amended) made between the Borrower and Norwest.

1.28 "Permitted Liens" shall mean (i) liens in favor of Norwest as agent for the Banks on a pro rata basis, (ii) liens existing as of the Closing Date and disclosed to the Banks in writing, (iii) liens for taxes not delinquent or which the Borrower is contesting in good faith in a manner that prevents enforcement of the matters being contested and for which adequate reserves have been provided, and (iv) purchase money liens securing indebtedness otherwise permitted under this Agreement, but only extending to the goods so acquired.

1.29 "Reserve Adjusted Eurodollar Rate" shall mean, for any Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the Reserve Requirement in effect from time to time during such Interest Period.

1.30 "Reserve Requirement" shall mean, relative to the Interest Period applicable to any Eurodollar Borrowing, a percentage (expressed as a decimal) equal to the aggregate maximum reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) on the first day of such Interest Period, as specified under F.R.S. Board Regulation D or any other F.R.S. Board regulation then in effect which prescribes reserve requirements applicable to non-personal time deposits (as currently defined in such Regulation D), applicable to the class of banks of which the Banks are members, on deposits of the type used as a reference in determining the Reserve Adjusted Eurodollar Rate and having a maturity approximately equal to such Interest Period.

1.31 "Subsidiary Banks" shall mean each bank (including without limitation, Key Bank/Wyoming) for which 51% or more of its voting stock is controlled directly, or indirectly via a subsidiary, by the Borrower.

1.32 "Tangible Equity Capital" shall mean the sum of perpetual preferred stock, common stock, surplus and undivided profits, capital reserves, and net unrealized holding gains (and losses) on "available-for-sale" securities, as disclosed in the Subsidiary Banks' Call Reports.

1.33 "Term Loan" shall mean a non-revolving term loan made by the Banks to the Borrower in an aggregate amount not exceeding $30,000,000.00.

1.34  "Term Loan Maturity Date" shall mean July 31, 2005.

1.35 "Term Loan Percentages" shall mean, relative to any Bank, the percentages identified as such set forth opposite the signature block for such Bank on the last page of this Agreement.

1.36 "Term Note" shall mean a promissory note of the Borrower substantially in the form of attached Exhibit B, evidencing the Term Loan.

1.37 "Tier I Core Capital" shall mean the core capital elements set forth by the Federal Reserve Board in 12 CFR Parts 208 and 225.

1.38 "Tier 2 Supplementary Capital" shall mean the allowance for loan and lease losses, as disclosed in the Subsidiary Banks' Call Reports.

1.39 "Total Liabilities" shall mean the aggregate amount of the Borrower's total liabilities, less capital and trust preferred securities to the extent included as total liabilities.

1.40  "Tranche A" shall have the meaning ascribed to it in Section 3.3 hereof.

1.41  "Tranche B" shall have the meaning ascribed to it in Section 3.3 hereof.

      SECTION 2 THE CREDIT

2.1 Subject to the other provisions of this Agreement, each Bank shall make Advances to the Borrower under the Credit from time to time from the effective date hereof until the Credit Expiration Date in aggregate principal amounts not exceeding such Bank's Credit Percentage of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), at any one time outstanding. Each Advance will be requested to the Agent in writing by an authorized officer of the Borrower. The proceeds of the initial Advance shall be used for the exclusive purpose of paying off all indebtedness evidenced by the Existing Harris Note. Each request (other than the request for the initial Advance) shall be accompanied by a Notice of Borrowing, substantially in the form of attached Exhibit C, stating (among other things) that the proceeds of the requested Advance will be used only to pay commercial paper notes at maturity. Each Advance shall be made on a Business Day, and shall be comprised of either a Base Rate Borrowing, a Federal Funds Borrowing, or (provided there exists no Event of Default) a Eurodollar Borrowing, as requested by the Borrower. Any Advance for which the Borrower fails to specify at the time of the related request either a Base Rate Borrowing, a Federal Funds Borrowing or a Eurodollar Borrowing shall be a Base Rate Borrowing. Requests for Advances must be received by the Agent no later than 12:00 Noon, Minneapolis time, on the day of an Advance comprised of a Base Rate Borrowing or a Federal Funds Borrowing, and no later than 12:00 Noon, Minneapolis time, on the third Business Day immediately preceding an Advance comprised of a Eurodollar Borrowing. The person making the request may ask the Agent to quote an indication of the Eurodollar Rate which would be applicable to the Advance for an Interest Period specified by such person. If the person does not immediately accept the quoted Eurodollar Rate, the related Advance shall be a Base Rate Borrowing. If the quoted Eurodollar Rate is immediately accepted, the requested Advance shall be a Eurodollar Borrowing; provided, however, that each Advance comprised of a Eurodollar Borrowing shall be in the amount of $5,000,000.00, or a greater amount in increments of $1,000,000.00. Each request for an advance shall be deemed a representation and warranty by the Borrower that the representations and warranties set forth in Section 5 hereof are true as of the date of such request. Each Advance will be evidenced by a notation on each Bank's records, which shall be conclusive evidence of such Advance, and by the related Current Note. Within the limits of the Credit and subject to the terms and conditions hereof, the Borrower may borrow, prepay pursuant to Section 2.11 hereof and reborrow pursuant to this Section 2.1.

2.2 The Agent shall notify each Bank of each request for an Advance by telephone or fax no later than 1:00 p.m., Minneapolis time on the day on which the Agent received the request. Subject to the notice requirements of Section
2.1 hereof and to the further provisions of this Section 2.2, the Agent will make the Advance to the Borrower no later than 4:30 p.m., Minneapolis time on the Business Day requested by the Borrower. On or before 3:30 p.m., Minneapolis time, on such Business Day, each Bank shall deposit with the Agent same-day funds in an amount equal to such Bank's Percentage of the related Advance. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Banks. To the extent funds are received from the Banks in accordance with this Section 2.2, the Agent shall make such funds available to the Borrower by wire transfer to the account(s) the Borrower shall have designated to the Agent at or before the time of the related request.

2.3 Eurodollar Borrowings may be continued as such upon the expiration of an Interest Period with respect thereto by compliance with the notice provisions set forth in Sections 1.23 and 2.1 hereof; provided, however, that Eurodollar Borrowings may not be continued as such when any Event of Default exists, but (subject to the Bank's rights under Section 8 hereof) shall be automatically converted to Base Rate Borrowings on the last day of the existing Interest Period. If the Borrower shall fail to notify the Bank of its desire to continue a Eurodollar Borrowing as described in the first sentence of this Section 2.3, such borrowing shall be automatically converted to a Base Rate Borrowing on the last day of the existing Interest Period.

2.4 For so long as there exists no Event of Default, and subject to the dollar restrictions specified in the eighth sentence of Section 2.1 hereof, the Borrower may elect to convert any Base Rate Borrowing or Federal Funds Borrowing to a Eurodollar Borrowing by compliance with the notice provisions set forth in Sections 1.23 and 2.1 hereof. The Borrower may elect to convert any Eurodollar Borrowing to a Base Rate Borrowing or Federal Funds Borrowing on the last day of the related Interest Period by compliance with the notice provisions set forth in Sections 1.23 and 2.1 hereof.

2.5 Subject to the provisions of Section 2.7 hereof, interest on that portion of the outstanding principal of the Current Note comprised of Base Rate Borrowings shall be calculated at an annual rate equal to the Base Rate in effect from time to time, and shall change as and when the Base Rate changes. Subject to the provisions of Section 2.7 hereof, interest on that portion of the outstanding principal of the Current Note comprised of Federal Funds Borrowings shall be calculated at annual rate equal to one and three-quarters percent (1.75%) in excess of the Federal Funds Rate in effect from time to time, and shall change as and when the Federal Funds Rate changes. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 365 days.

2.6 Subject to the provisions of Section 2.7 hereof, interest on the unpaid principal of Eurodollar Borrowings shall be calculated for each Interest Period at a fixed annual rate equal to the sum of the Reserve Adjusted Eurodollar Rate determined for such Interest Period plus one and three-quarters percent (1.75%). Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

2.7 Notwithstanding the provisions of Sections 2.5 and 2.6 hereof, for so long as there exists any Event of Default, interest on the Current Notes shall accrue at an annual rate of two percent (2.0%) in excess of the rate which would otherwise apply to the Current Notes.

2.8 Interest on the unpaid principal of Base Rate Borrowings and Federal Funds Borrowings shall be payable monthly, commencing July 31, 1997, and continuing on the last day of each succeeding month, and on the Credit Expiration Date.

2.9 Interest on the unpaid principal of each Eurodollar Borrowing shall be payable in arrears on the related Interest Payment Date.

2.10 The principal of the Current Notes shall be repayable on the Credit Expiration Date.

2.11 The Borrower may at any time prepay Base Rate Borrowings and Federal Funds Borrowings in whole or from time to time in part without premium or penalty. The Borrower may prepay any Eurodollar Borrowing only in its entirety and only on the last day of the relevant Interest Period.

2.12 If the Agent or any Bank determines (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the Interbank Eurodollar market, adequate and reasonable means do not exist for asserting the Eurodollar Rate for any Interest Period with respect to (i) a proposed Eurodollar Borrowing or (ii) the continuation of Eurodollar Borrowings beyond the expiration of the then-current Interest Period with respect thereto, the Agent shall forthwith give immediate notice of such determination to the Borrower at least one Business Day before, as the case may be, the requested borrowing date for such Eurodollar Borrowings or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Borrowing shall be made as Base Rate Borrowing, and (ii) any outstanding Eurodollar Borrowings shall be converted, on the last day of the then-current Interest Period with respect thereto, to Base Rate Borrowings. Until such notice has been withdrawn by the Agent, no further Eurodollar Borrowings shall be made, nor shall the Borrower have the right to convert Base Rate Borrowings or Federal Funds Borrowings into Eurodollar Borrowings.

2.13 Notwithstanding any other provision hereof, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof by any governmental authority, agency or instrumentality or any court makes it unlawful for any Bank to make or maintain Eurodollar Borrowings as contemplated by this Agreement, such Bank and the Agent shall give notice (by telephone confirmed in writing) thereof to the Borrower, and
(i) such Bank's commitment to make Eurodollar Borrowings shall forthwith be canceled, (ii) each then-outstanding Eurodollar Borrowing (if any) shall automatically be converted to a Base Rate Borrowing on the last day of the then-current Interest Period for such Eurodollar Borrowing or within such earlier period as required by law, and (iii) such Bank shall thereafter make any requested Eurodollar Borrowing available as a Base Rate Borrowing. The Borrower hereby agrees promptly to pay such Bank, upon demand, any additional amount necessary to compensate such Bank for any costs incurred by such Bank in making any conversion of Eurodollar Borrowings in accordance with this
Section 2.13, including (but not limited to) any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain such Eurodollar Borrowings (the Bank's notice of such costs, as certified to the Borrower, to be conclusive absent manifest error).

2.14 The Borrower shall pay the Agent, quarterly in advance on behalf of the Banks, a facility fee of one-quarter of one percent (0.25%) of the amount of the Credit, based on actual number of days elapsed in a year of 365 days.

      SECTION 3 THE TERM LOAN

3.1 Subject to the other provisions of this Agreement, the Banks, through the Agent, shall make the Term Loan to the Borrower in an aggregate amount not exceeding $30,000,000.00, which shall be available in a single draw on or before August 15, 1997. The Borrower hereby acknowledges that, if said single draw is in an amount less than $30,000,000.00, the Banks have no commitment to fund at a later date the unfunded portion of the Term Loan. The amount of the Term Loan shall not exceed the sum of (i) all outstanding indebtedness evidenced by the Existing Norwest Term Note (which shall be paid off with a portion of the proceeds of the Term Loan), plus (ii) the Borrower's purchase price for the acquisition of 100% of the capital stock in Key Bank/Wyoming. The Term Loan shall be non-revolving, and evidenced by the Term Note. The Borrower shall give the Agent not less then two days prior written notice of the day on which the Borrower desires the funding of the Term Loan.

3.2 The Agent shall promptly notify each Bank of the Borrower's request for the funding of the Term Loan, and the amount of the Term Loan. Subject to the further provisions of this Section 3.2, the Agent will fund the Term Loan no later than 4:30 p.m., Minneapolis time, on the Business Day requested by the Borrower. On or before 3:30 p.m., Minneapolis time, on such Business Day, each Bank shall deposit with the Agent same-day funds constituting such Bank's Term Loan Percentage of the Term Loan. Such deposit will be made to an account which the Agent shall specify by notice to the Banks. To the extent funds are received from the Banks in accordance with this Section 3.2, the Agent shall make such funds available to the Borrower by wire transfer to the account(s) the Borrower shall have designated to the Agent at or before the time of the related request.

3.3 The Term Loan shall be comprised of Tranche A, in the amount of $6,000,000.00, and Tranche B, in the amount of $24,000,000.00. The Term Loan shall be comprised of Base Rate Borrowings, Federal Funds Borrowings, and/or Eurodollar Borrowings; provided, however, that Eurodollar Borrowings shall be in the amount of $5,000,000.00, or a greater amount in increments of $1,000,000.00; provided, further, that no Eurodollar borrowing may be in an amount, or for an Interest Period, which would cause the Borrower to make a prepayment of such Eurodollar Borrowing prior to the last day of such Interest Period in order to comply with the principal repayment schedule set forth in Section 3.7 hereof. Subject to the provisions of Section 3.4 hereof, interest on that portion of the unpaid principal of the Term Note comprised of a Base Rate Borrowing shall be calculated at an annual rate equal to the Base Rate in effect from time to time, and shall change as and when the Base Rate changes; interest on that portion of the unpaid principal of the Term Note comprised of a Federal Funds Borrowing shall be calculated at an annual rate equal to two percent (2.0%) in excess of the Federal Funds Rate in effect from time to time, and shall change as and when the Federal Funds Rate changes; and, interest on that portion of the unpaid principal of the Term Note comprised of a Eurodollar Borrowing shall be calculated for each Interest Period at a fixed annual rate equal to the sum of the Reserve Adjusted Eurodollar Rate determined for such Interest Period plus two percent (2.0%). Reference is hereby made to Sections 1.23, 2.1, 2.3 and 2.4 for statements of the terms relating to notice requirements for the creation, continuance or conversion of Base Rate Borrowings, Federal Funds Borrowings and Eurodollar Borrowings. Interest on the Term Note shall be calculated on basis of the actual number of days elapsed in a year of 360 days.

3.4 Notwithstanding the provisions of Section 3.3 hereof, for so long as there exists any Events of Default, interest on the Term Note shall accrue at an annual rate of two percent (2.0%) in excess of the rate which would otherwise apply to the Term Note.

3.5 Interest on the unpaid principal of Base Rate Borrowings and Federal Funds Borrowings shall be payable quarterly, commencing September 30, 1997, and continuing on the last day succeeding calendar quarter, and on the Term Loan Maturity Date.

3.6 Interest on the unpaid principal of each Eurodollar shall be payable in arrears on the related Interest Payment Date.

3.7   The principal of the Term Note shall be repayable as follows:

         A.   The principal of Tranche A shall be repayable as follows:

                   Six (6) semi-annual installments, each in the amount of $1,000,000.00, commencing January 31, 1998 and continuing on the 31st day of each consecutive July and January thereafter through and including July 31, 2000, at which time all then-remaining outstanding principal of Tranche A shall be due and payable.

         B. The principal of Tranche B shall be repayable as follows:

                   Six (6) semi-annual installments, each in the amount of $875,000.00, commencing January 31, 1998 and continuing on the 31st day of each consecutive July and January thereafter through and including July 31, 2000; plus, nine (9) semi-annual installments each in the amount of $1,875,000.00, commencing January 31, 2005; plus, one
                   (2) final installment in an amount equal to all then-remaining unpaid principal of Tranche B shall be due and payable on the Term Loan Maturity Date.

3.8 The Borrower may at any time prepay Base Rate Borrowings and Federal Funds Borrowings in whole or from time to time in part without premium or penalty. Reference is hereby made to Section 2.11 for statements of the terms pursuant to which Eurodollar Borrowings may be prepaid. Prepayments shall be applied to scheduled installments in chronological order of their maturities.

      SECTION 4 CONDITIONS PRECEDENT

4.1 The Borrower shall deliver the following to the Agent, in form and content acceptable to the Agent, on or before the Closing Date:

           A. A copy, certified as of the most recent date practicable by the Secretary of State of Delaware, of the Borrower's Certificate of Incorporation and all amendments thereto, together with a certificate (as of the Closing Date) of an officer of the Borrower to the effect that such Certificate of Incorporation has not been amended since the date of certification by the Secretary of State;

           B. A certified (as of the Closing Date) copy of the Borrower's
      By-laws;

           C. A Certificate, as of the most recent date practicable, of the Secretaries of State of Delaware and North Dakota as to the good standing of the Borrower;

           D. A certified (as of the Closing Date) copy of resolutions of the Borrower's board of directors authorizing the execution, delivery and performance of this Agreement, the Current Notes, the Term Note, and each other document to be delivered pursuant hereto;

           E. A certificate (as of the Closing Date) of an officer of the Borrower as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Current Notes, the Term Note, and each other document to be delivered pursuant hereto;

           F. The Current Notes, duly executed by the Borrower;

           G. The Term Note, duly executed by the Borrower;

           H. A Certificate, duly executed by an officer of Harris, indicating the aggregate amount of principal indebtedness of the Existing Harris Note, and accrued but unpaid interest thereon, which will be paid in full with the proceeds of the initial Advance under the Credit; and,

           I. A Certificate, duly executed by an officer of Norwest, indicating the aggregate amount of principal indebtedness of the Existing Norwest Term Note, and accrued but unpaid interest thereon, which will be paid in full with a portion of the proceeds of the Term Loan;

           J. All instruments and documents comprising subordinated debt issued by the Borrower and remaining unpaid as of the Closing Date; and,

           K. Photocopies, certified as true and complete by the corporate secretary of the Borrower, of the definitive purchase agreement (and all other documentation and approvals to be executed or issued pursuant to the terms of such definitive agreement) relating to Borrower's acquisition of 100% of the outstanding shares of capital stock in Key Bank/Wyoming.

4.2 The Banks shall not be obligated to fund any requested Advance, or to fund the Term Loan, unless:

           A. The representations and warranties contained in Section 5 hereof are true and accurate on and as of such date; and,

           B. No Event of Default, and no event which might become an Event of Default after the lapse of time or the giving of notice and the lapse of time, has occurred and is continuing or will exist upon the date of such funding.

     SECTION 5  REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Agreement, the Borrower represents and warrants to the Banks as follows:

5.1 The Borrower is a corporation, duly organized, existing and in good standing under the laws of the State of Delaware.

5.2 The Borrower is authorized to transact business in the states of Delaware and North Dakota and in any other state where Borrower has been advised by its legal counsel to register as a foreign corporation.

5.3 Each Subsidiary Bank is authorized to transact business in the respective state where its banking office is located.

5.4 The execution, delivery and performance of this Agreement, the Current Notes, and the Term Note by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law, or the terms of the Borrower's Certificate of Incorporation or By-laws, or of any undertaking to which the Borrower is a party or by which it is bound.

5.5 The property of the Borrower is not subject to any lien except liens disclosed in writing to the Banks prior to the Closing Date.

5.6 No litigation or governmental proceeding is pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the financial condition or business of the Borrower.

5.7 All authorizations of governmental agencies, bodies or authorities which are necessary to permit the transactions contemplated by this letter agreement have been obtained and are in full force and effect, and no further approval, consent, order or authorization of or designation, registration, declaration or filing with any governmental authority is required in connection with consummation of the transactions contemplated by this letter agreement.

5.8 As of the date of this Agreement, there exists no event of default under the Old Harris Loan Agreement or the Old Norwest Loan Agreement, nor does there exist any event which, with the giving of notice or the passage of time (or both), could become such an event of default.

5.9 All financial statements delivered to the Banks by or on behalf of Borrower, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP consistently applied, and fully and fairly present the financial condition of the Borrower at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the consolidated financial condition or business of the Borrower from March 31, 1997 to the date hereof.

5.10 The Borrower's use of the proceeds of the Advances and the Term Loan will not result in a violation of Regulation U issued by the Board of Governors of the Federal Reserve System.

     SECTION 6  AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, for so long as the Credit remains in existence or any indebtedness remains outstanding under the Current Notes or the Term Note, unless the Majority Banks (via the Agent) shall otherwise consent in writing, it will:

6.1 Pay when due (and cause each other member of the Bank Group to pay when due) all taxes assessed against it or its respective property, except to the extent and for so long as contested in good faith in a manner that prevents enforcement of the matters being contested for which adequate reserves have been provided.

6.2 Maintain (and cause each other member of the Bank Group to maintain) its respective corporate existence and comply in all material respects with all laws and regulations applicable thereto.

6.3  Furnish directly to the Banks:

          A. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower, with the unqualified opinion of certified public accountants acceptable to the Agent, all such statements to be prepared on a basis consistent with the accounting practices reflected in any previously submitted financial statement. All such financial statements shall be prepared on a consolidated and consolidating basis for the Borrower and each other member of the Bank Group.

          B. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Annual Report of Domestic Bank Holding Companies (FR Y-6) required by the Federal Reserve Bank.

          C. As soon as available, and in any event within 60 days after the end of each fiscal quarter of the Borrower, the complete Consolidated Report for Multi-Bank Holding Companies (FR Y-9C) required to be filed by the Borrower with the Federal Reserve Bank in the Federal Reserve District where the Borrower is located.

          D. As soon as available, and in any event within 60 days after the end of each fiscal quarter of the Borrower, the complete Parent Company Only Financial Statement for Multi-Bank Holding Companies (FR Y-9LP) required by the Federal Reserve Bank.

          E. As soon as available, and in any event within 45 days after the end of each quarter of each fiscal year of the Borrower, a Borrower's Compliance Certificate (attached hereto as Exhibit D) of the Secretary or Treasurer of the Borrower (i) certifying that to the best of his knowledge, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing or, if an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Sections
         7.1 through 7.6 hereof.

             F. As soon as available, and in any event within 45 days after the end of each fiscal quarter of each Subsidiary Bank, the complete Consolidated Report of Condition and Report of Income (FFIEC 034)(the "Call Reports") prepared by the Subsidiary Banks at the end of such fiscal quarter in compliance with the requirements of any federal or state regulatory agency which has authority to examine such Subsidiary Banks, all prepared in accordance with the requirements imposed by the applicable regulatory authorities and applied on a basis consistent with the accounting practices reflected in any previous call reports and similar statements.

             G. Within 45 days after the end of each fiscal quarter of the Subsidiary Banks, a summary for the Bank Group as a whole, of the Watch List or Problem Loan Reports internally generated by the Borrower.

             H. Immediately after obtaining knowledge thereof, notice in writing of any litigation wherein any person asserts any claim against any member of the Bank Group in excess of $500,000.00, and notice in writing of any proceedings before any governmental or regulatory agency involving any member of the Bank Group which, if decided adversely for any member of the Bank Group, would have a material adverse affect upon the business or operations of any member of the Bank Group (including without limitation, the issuance or proposed issuance of any Memorandum of Understanding, Cease and Desist Order, or other regulatory action, agreement or understanding with respect to any member of the Bank Group by any federal or state regulatory agency having jurisdiction or control over any member of the Bank Group).

             I. Prompt notice in writing of any negotiations to sell more than 5% of the capital stock or assets of any member of the Bank Group, together with copies of any buy/sell agreement.

             J. A copy of the Annual Board of Directors Examination Report published by any member of the Bank Group, if so requested by the Agent or the Banks.

             K. As soon as available, but without duplication of any other requirements set forth in this Section 6.3, such other information respecting the financial condition and results of operation of any member of the Bank Group (i) as required by law to be furnished to any regulatory authority having jurisdiction over any member of the Bank Group (including without limitation 10Q and 10K reports), and
         (ii) as the Agent or any Bank may from time to time reasonably request; provided, however, that the provisions of this Section 6.3(K) shall not apply to any information or reports which are prohibited from disclosure pursuant to applicable law or regulation.

             L. Prompt notice in writing of any changes of the Borrower's executive management personnel.

             M. Promptly upon knowledge thereof, notice to the Agent in writing of the occurrence of any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an Event of Default.

6.4 Maintain (and cause each other member of the Bank Group to maintain) its equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such real estate.

6.5 Cause its properties (and the properties of each other member of the Bank Group) of an insurable nature to be adequately insured by reputable and solvent insurance companies against loss or damages customarily insured against by persons operating similar properties, and similarly situated, and carry such other insurance (including blanket bond coverage, errors and omissions coverage, and business interruption insurance) as usually carried by persons engaged in the same or similar businesses and similarly situated.

6.6 Keep true, complete and accurate books, records and accounts in accordance with GAAP.

6.7 Cause each Subsidiary Bank to be and remain categorized as "well capitalized," as defined by the regulatory agencies having jurisdiction over the Subsidiary Banks.

         SECTION 7 NEGATIVE COVENANTS

         Without the written consent of the Majority Banks (via the Agent), for so long as the Credit remains in existence or any indebtedness remains outstanding under the Current Notes or the Term Note, the Borrower will not:

7.1 Permit the consolidated Tier 1 Core Capital of the Bank Group to be less than the greater of (i) 5.25% of the difference of consolidated total assets minus consolidated intangible assets and all goodwill, or (ii) the minimum required by any regulatory agency having jurisdiction over the Bank Group so that they are considered by such agency to be well capitalized.

7.2 Permit the consolidated Tier 1 Core Capital of the Bank Group less consolidated intangible assets and all goodwill to be less than the greater of (i) $200,000,000.00, or (ii) the minimum amount required by any regulatory agency having jurisdiction over the Bank Group so that they are considered by such agency to be well capitalized.

7.3 Permit the consolidated amount of the Bank Group's non-performing assets to be greater than the sum of 15% of the Bank Group's consolidated Tier 1 Core Capital plus the Bank Group's consolidated Tier 2 Supplementary Capital at any time.

7.4 Permit the Bank Group's consolidated net income as a percentage of its consolidated total assets to be less than 1.0% as of the end of each fiscal quarter, based upon a moving four-quarter average, including the current fiscal quarter reported plus the three immediately preceding fiscal quarters.

7.5 Permit the difference between the consolidated book value of the Subsidiary Banks' securities portfolio, minus the consolidated market value of those securities classified in the "held-to-maturity" category, when expressed as an unrealized securities loss, to be more than 15% of the Subsidiary Banks' consolidated Tangible Equity Capital as of the end of any fiscal quarter.

7.6 Permit its ratio of Total Liabilities to Core Capital to be greater than 40% as of the end of any fiscal quarter.

7.7 Grant or suffer a lien upon any of its personal property assets (including without limitation stock in any Subsidiary Bank), other than Permitted Liens.

7.8 Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of (other than in the ordinary course of business) all or a substantial part of its properties or assets, or any of its notes or accounts receivable, or any stock or any assets or properties necessary or desirable for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing.

7.9 Purchase any stock or other securities of, or make any loans or advances of credit to, or make any investments or acquire any controlling interest whatsoever in, any other corporation, bank or non-bank institution other than the Subsidiary Banks existing as such as of the Closing Date, except in the ordinary course of business where such purchase, loan, advance, investment or acquisition is specifically authorized by any federal or state regulatory agency having jurisdiction or control over the Borrower or the Subsidiary Banks, provided that the Agent and the Banks will not unreasonably withhold consent so long as the proforma effect of such action does not create a violation of this Agreement.

7.10 Repurchase or retire any stock of the Subsidiary Banks, or pay a dividend with respect to any class of its stock, if the proforma effect of such repurchase, retirement or dividend payment would be a violation of this Agreement.

7.11 Issue any debt or equity instruments of any type or class other than common stock and debt expressly subordinated (on written terms acceptable to the Banks) to indebtedness owned to the Banks.

7.12 Make any modification to any instrument creating or evidencing subordinated debt, or make any prepayment of subordinated debt.

7.13 Assume, guarantee, endorse or otherwise become directly or indirectly liable in connection with the obligations of any person or entity, except for the endorsement of negotiable instruments in the ordinary course of business, guaranties of lease obligations of the Borrower's subsidiaries in the ordinary course of business, and existing guaranties in favor of Community First Service Corporation, Community First Properties, Inc.,

Community Insurance, Inc., or any other subsidiary of which the Borrower owns, directly or indirectly, at least 80% of the common stock.

7.14 Incur any indebtedness other than (i) subordinated indebtedness referred to in Section 7.11 hereof, (ii) unsecured indebtedness owed to Norwest as of the Closing Date, and (iii) other indebtedness acceptable to the Majority Banks.

        SECTION 8 EVENTS OF DEFAULT

8.1     Upon the occurrence of any of the following Events of Default

             A. Default in any payment of interest or of principal on any Current Note or the Term Note or the when due, and continuance thereof for 10 calendar days;

             B. The failure of the Borrower to pay any fee when due in accordance with the provisions of this Agreement, and continuance of such failure for 10 calendar days;

             C. Default in the observance or performance of any one or more of the covenants set forth in Section 6.7 or in Section 7 hereof;

             D. Default in the observance or performance of any other agreement of the Borrower set forth herein (i.e., other than those addressed in Sections 8.1(A), 8.1(B) or 8.1(C) hereof), and continuance thereof for 30 calendar days;

             E. Default in any payment of interest or of principal on any other promissory note (i.e., other than the Current Notes and the Term Note) made by the Borrower and held by any of the Banks, and continuance thereof for 10 calendar days;

             F. Default by the Borrower in the payment of any other indebtedness for Borrowed Money in an amount exceeding $500,000.00 or in the observance or performance of any term, covenant or agreement of the Borrower in any agreement relating to any such indebtedness of the Borrower, the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof;

             G. Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, the aggregate amount of which (after reduction by the amount covered by insurance) exceeds $500,000.00, shall be entered or filed against the Borrower or any Subsidiary Bank or against any of its property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 calendar days;

             H. Any representation or warranty made by the Borrower herein, or in any statement or certificate furnished by the Borrower hereunder, is untrue in any material respect; or,

               I. The issuance or proposed issuance, against any member of the Bank Group, of any cease and desist order, memorandum of understanding or capital maintenance agreement by any federal or state regulatory agency having jurisdiction or control over such member; provided, however, that this Section 8.1(I) shall not apply to supervisory actions outstanding against any institution as of the date of acquisition of such institution by the Borrower;

then, or at any time thereafter, unless such Event of Default is remedied, the Majority Banks (via the Agent) may, by notice in writing to the Borrower, terminate the Credit and declare the Current Notes and the Term Note to be due and payable, or any or all of the foregoing, whereupon the Credit shall terminate forthwith and the Current Notes and the Term Note shall immediately become due and payable, or any or all of the foregoing, as the case may be.

8.2       Upon the occurrence of any of the following Events of Default:

          Any member of the Bank Group becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for any member of the Bank Group or for the greater part of its properties without its consent, and is not discharged within 60 calendar days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against any member of the Bank Group and, if instituted against it, are consented to by it or remain undismissed for 60 calendar days;

then the Credit shall automatically terminate and the Current Notes and the Term Note shall automatically become immediately due and payable, without notice or demand.

8.3 In additional to its other obligations as set forth in this Agreement, if the indebtedness evidenced by the Current Notes or the Term
Note is accelerated pursuant to Sections 8.1 or 8.2 hereof, the Borrower shall immediately pay the Banks a premium in respect of Eurodollar Borrowings outstanding as of such date. The premium on each such Eurodollar Borrowing shall be calculated as follows:

          The amount of interest that would have accrued on the Eurodollar Borrowing (from the date of acceleration to the last day of the relevant Interest Period) computed at an annual rate equal to (i) the rate then in effect with respect to the Eurodollar Borrowing, MINUS (ii) the yield (including both interest and discount) on a hypothetical United States Treasury Security that could be purchased on the date of acceleration and maturing on (or about) the last day of the relevant Interest Period, PROVIDED that no premium shall be payable (and no credit or rebate shall be given) if the yield described in clause (ii) above exceeds the rate described in clause (i).

          SECTION 9 THE AGENT

9.1 Each Bank hereby appoints Norwest as its Agent under and for the purpose of this Agreement, the Current Notes, the Term Note, and each other related document. Each Bank authorizes the Agent to act on behalf of such Bank under this Agreement, the Current Notes, the

Term Note, and each other related document and, in the absence of other written instructions from the Majority Banks received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section 9 or as otherwise advised by counsel that such compliance would be unlawful), to exercise such powers hereunder and thereunder as are specially delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any other provision in this Agreement, the Agent shall not, without the prior written consent of EACH Bank, (i) increase the amount of the Credit, the Credit Percentages, the amount of the Term Loan, or the Term Loan Percentages, (ii) modify any interest rate or fee applicable to the Current Notes or the Term Note, (iii) modify the Credit Expiration Date, the Term Loan Maturity Date, the last day of any Interest Period, or the date on which any payment in respect of the Current Notes or the Term Note is due, (iv) forgive all or any portion of any payment of principal or interest due under the Current Notes or the Term Note, or (v) modify any provision of this sentence. All other provisions set forth in this Agreement, other than those specified in the immediately preceding sentence, may be modified only with the approval of the Majority Banks. The Agent is hereby expressly authorized by the Banks without hereby limiting any implied authority, (i) to receive on behalf of the Banks all payments of principal of the interest on the Advances and the Term Loan, and all other amounts due to the Banks hereunder, and promptly to distribute to each Bank its proper share of each payment so received, and (ii) to give notice on behalf of each of the Banks to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder. Each Bank hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, in its capacity as Agent, PRO RATA according to such Bank's Credit Percentage and Term Loan Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Current Notes, the Term Note, and any other related document, including reasonable attorney's fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder, under the Current Notes, the Term Note, or under any other related document, or to prosecute or defend any suit in respect of this Agreement, the Current Notes, the Term Note, or any other related document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Banks and cease to do the acts indemnified against hereunder until such additional indemnity is given.

9.2 Unless the Agent shall have been notified by telephone, confirmed in writing, by any Bank by 3:00 p.m., Minneapolis time, on the day of the making of any Advance (or the funding of the Term Loan) that such Bank will not make available the amount which would constitute its Credit Percentage of such Advance (or its Term Loan Percentage of the Term Loan) on the date specified therefor, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Bank shall not have made such amount available to the Agent, such Bank and Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time of such Advance.

9.3 Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by the Agent under this Agreement or any other related document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other related document, nor for the creation, perfection or priority of any liens purported to be created by any related documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other related document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper person.

9.4 The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Banks. If the Agent at any time shall resign, the Majority Banks may appoint another Bank as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agents' giving notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be one of the Banks or a commercial banking institution organized under the laws of the United States (or any state thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from any retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligation under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Section 9 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

9.5 Norwest shall have the same rights and powers with respect to (i) loans made by it or any of its affiliates, and (ii) promissory notes held by it or any of its affiliates as any other Bank and may prosecute the same as if it were not the Agent. Norwest and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any affiliate of the Borrower as if Norwest were not the Agent hereunder.

9.6 Each Bank acknowledges that it has, independently of the Agent and each other Bank, and based on such Bank's review of the financial information of the Borrower, this Agreement, the other related documents (the terms and provisions of which being satisfactory to such Bank) and such other documents, information and investigations as such Bank has deemed appropriate, made its own credit decision to enter into this Agreement. Each Bank also acknowledges that it will, independently of the Agent and each other Bank, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other related document.

9.7 Except as permitted under the terms and conditions of this Section 9.7 or, with respect to participations, under Section 9.8 hereof, no Bank may sell, assign or transfer its rights or obligations under this Agreement or its interest in any Current Note or the Term Note. Any Bank, at any time upon at least five (5) Business Days' prior written notice to the Agent and the Borrower, may assign such Bank's Current Note or its interest in the Term Note, or a portion thereof (so long as any such portion is not less than $2,500,000.00 and is in equal percentages of such assigning Bank's interest in the Credit and the Term Loan), to a domestic bank (an "Applicant") on any date (the "Adjustment Date") selected by such Bank, but only so long as the Borrowers and the Agent shall have provided their prior written approval of such proposed Applicant, which prior written approval will not be unreasonably withheld. Notwithstanding the foregoing, (i) assignments may be made by a Bank to another Bank already a party to this Agreement in an amount not less than $1,000,000.00, and (ii) no such consent of the Borrower shall be required to sale of an interest to an affiliate of a Bank or, in any event, if an Event of Default shall exist. Upon receipt of such approval and to confirm the status of each additional Bank as a party to this Agreement and to evidence the assignment in accordance herewith:

          A. The Agent, the Borrower, the assigning Bank and such Applicant shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate in substantially the form of Exhibit E (an "Assignment Certificate");

          B. The affected Borrower will execute and deliver to the Agent, for delivery by the Agent in accordance with the terms of the Assignment Certificate, (i) a new Current Note payable to the order of the Applicant in an amount corresponding to the applicable commitment acquired by such Applicant, (ii) an amendment to the Term Note to reflect the assignment of the interest in the Term Loan, and (iii) a new Current Note payable to the order of the assigning Bank in an amount corresponding to the retained Credit Percentage. Such new notes shall be in an aggregate principal amount equal to the aggregate principal amount of the notes to be replaced by such new notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the notes to be replaced thereby. Such new notes shall be issued in substitution for, but not in satisfaction or payment of, the notes being replaced thereby and such new notes shall be treated as notes for purposes of this Agreement; and,

          C. The assigning Bank shall pay to the applicable Agent an administrative fee of $2,500.00.

Upon the execution and delivery of such Assignment Certificate and such new Current Notes and amendment to the Term Note, and effective as of the effective date thereof, (i) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such additional Bank and the resulting adjustment of the Credit Percentages and Term Loan Percentages arising therefrom, (ii) the assigning Bank shall be relieved of all obligations hereunder to the extent of the reduction of the assigning Bank's Credit Percentages and Term Loan Percentage, and (iii) the Applicant shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Bank herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Bank hereunder, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Majority Banks or all Banks. Promptly after the execution of any Assignment Certificate, a copy thereof shall be delivered by the Agent to each Bank and to the Borrowers. In order to facilitate the addition of additional Banks hereto, the Borrower and the Banks shall cooperate fully with the Agent in connection therewith and shall provide all reasonable assistance requested by the Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as the Agent may reasonably request, the execution of such documents as the Agent may reasonably request with respect thereto, and the participation by officers of the Borrower, and the Banks in a meeting or teleconference call with any Applicant upon the request of the Agent.

9.8 In addition to the rights granted in Section 9.7 hereof, each Bank may grant participations in all or a portion of its Current Note or its interest in the Term Note to any domestic or foreign commercial bank (having a branch office in the United States), insurance company, financial institution or an affiliate of such Bank. No holder of any such participation, however, shall be entitled to require any Bank to take or omit to take any action hereunder except those actions described in Section 9.1 hereof requiring consent of all Banks. The Banks shall not, as among the Borrowers, the Agent and the Banks, be relived of any of their respective obligations hereunder as a result of any such grant of a participation. The Borrowers hereby acknowledge and agree that any participation described in this Section 9.8 may rely upon, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document. Except as set forth in this Section 9.8, no Bank may grant any participation in the Credit or the Term Loan.

9.9 Each Bank hereby agrees with each other Bank that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), in respect of any Advance or the Term Loan, in excess of its ratable-share of payments based on its Credit Percentage and its Term Loan Percentage, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Advances or Term Loan, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

          SECTION 10 MISCELLANEOUS

10.1 The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Banks, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Banks from enforcing any or all of the rights and remedies available to them at law, in equity or by agreement.

10.2 From time to time, the Borrower will execute and deliver (or cause to be executed and delivered) to the Agent such additional documents and will provide such additional information as the Banks may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower and the other members of the Bank Group.

10.3 The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for each of the Banks, including without limitation the allocated costs of in-house counsel, incurred in connection with the administration, amendment, modification or enforcement of this Agreement, the Current Notes, the Term Note, and the other documents described herein.

10.4 Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by United States mail, postage prepaid, or telegraph or telex, as follows, unless such address is changed by written notice hereunder:

               A.  If to the Borrower:

                        Community First Bankshares, Inc.
                        P.O. Box 6022
                        Fargo, North Dakota 58108-6022

                        Attention: Mark A. Anderson, Executive Vice President

               B.  If to the Agent:

                        Norwest Bank Minnesota, National Association
                        Norwest Center
                        Sixth Street & Marquette Avenue
                        Minneapolis, Minnesota 55479-0015

                        Attention: Justin D. Stets, Vice President

               C.  If to the Banks:

                        The address set forth below the signature line for each Bank.

10.5 The Banks shall have the right at all times to enforce the provisions of this Agreement, the Current Notes, the Term Note, and the other documents described herein in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Banks in refraining from so doing at any time or times. The failure of the Banks at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.6 The Borrower hereby acknowledges and agrees that, upon the full payment of the Existing Harris Note, as contemplated by Section 2.1 hereof, and upon the full payment of the Existing Norwest Term Note, as contemplated by Section 3.1 hereof, the Old Harris Loan Agreement and the Old Norwest Loan Agreement, and the respective credit facilities described therein, shall be deemed terminated.

10.7 This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of each of the Banks. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party. This Agreement supersedes and replaces the Old Harris Loan Agreement and the Old Northwest Loan Agreement.

10.8 If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same instrument.

10.10 The substantive laws of the State of Minnesota shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NORWEST BANK MINNESOTA,                COMMUNITY FIRST
 NATIONAL ASSOCIATION, Agent            BANKSHARES, INC.

By:                                    By: /s/ Mark Anderson
   -------------------------------         --------------------------------
   Justin D. Stets, Vice President         Mark A. Anderson,
                                           Executive Vice President, Chief
                                           Financial Officer, and Secretary


                                       By: /s/ Donald R. Mengedoth
                                           --------------------------------
                                           Donald R. Mengedoth
                                           President and Chief Executive
                                           Officer

HARRIS TRUST AND SAVINGS BANK          Credit Percentage                 33.33%
                                       Term Loan Percentage - Tranche A      0%
By:                                    Term Loan Percentage - Tranche B     50%
   -------------------------------
    David J. Konrad,
    Vice President
    Financial Institutions

111 West Monroe Street
P.O. Box 755
Chicago, Illinois 60609-0755

Attention:  David J. Konrad,
            Vice President

Telephone:  (312) 461-7112

Fax:  (312) 765-8353


NORWEST BANK MINNESOTA,
 NATIONAL ASSOCIATION                  Credit Percentage                 33.33%
                                       Term Loan Percentage - Tranche A      0%
By:                                    Term Loan Percentage - Tranche B     50%
   -------------------------------
   Justin D. Stets, Vice President

Sixth and Marquette
Minneapolis, Minnesota 55479-0015

Attention:  Justin D. Stets,
            Vice President

Telephone:  (612) 667-4766

Fax:  (612) 667-3510

BANK OF AMERICA NATIONAL TRUST         Credit Percentage                 33.33%
 AND SAVINGS ASSOCIATION               Term Loan Percentage - Tranche A    100%
                                       Term Loan Percentage - Tranche B      0%
By:
   -------------------------------
    Emilia M. Barton,
    Vice President


555 South Flower Street
9th Floor, Mail Code 38900
Los Angeles, California 90071

Attention:  Emilia M. Barton,
            Vice President

Telephone:  (213) 228-6237

Fax:  (213) 228-6474